Exhibit 99.1
For additional information please contact:
Michael Garone, Chief Financial Officer
973-532-8005 or mgarone@emisphere.com
Paula Schwartz — Rx Communications Group
917-322-2216 or pschwartz@rxir.com

EMISPHERE TECHNOLOGIES ANNOUNCES EXPANDED COLLABORATION AGREEMENT AND CANCELLATION OF
CONVERTIBLE PROMISSORY NOTE
CEDAR KNOLLS, NJ, June 4, 2010 — Emisphere Technologies, Inc. (OTCBB: EMIS) (the “Company”) today announced that it has entered into an expanded relationship with Novartis Pharma AG (“Novartis”) pursuant to which Novartis has cancelled the Company’s Convertible Promissory Note (the “Note”). The Note was originally issued to Novartis on December 1, 2004 in connection with the Research Collaboration and Option License Agreement between the parties of that date and was originally due December 1, 2009. Previously, Novartis had agreed to extend the maturity date to June 4, 2010.
In connection with the cancellation of the Note, the parties have agreed to modify the royalty and milestone payment schedule for the Research Collaboration and Option Agreement and License Agreement between the parties for the development of an oral salmon calcitonin product for the treatment of osteoarthritis and osteoporosis. Additionally, the Company has granted Novartis the right to evaluate the feasibility of using Emisphere’s Eligen® Technology with two new compounds to assess the potential for new product development opportunities. If Novartis chooses to develop oral formulations of these new compounds using the Eligen® Technology, the parties will negotiate additional agreements. In that case, Emisphere could be entitled to receive development milestone and royalty payments in connection with the development and commercialization of these potentially new products.
About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules or nutritional supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well as other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The Company’s website is: www.emisphere.com.
Safe Harbor Statement Regarding Forward-Looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (file No. 000-17758), filed on March 25, 2010.
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